RESEARCH MEDCIAL, INC.

6864 South 300 West
Midvale, Utah  84047





                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD NOVEMBER 11, 1996

The Annual Meeting (Meeting) of the shareholders of Research Medcial, Inc. will be held at the Marriott Hotel, Salon D, 75 South West Temple, Salt Lake City, Utah, on Monday, November 11, 1996, at 10:00 a.m. local time, to consider and act upon the following matters:

     1.To elect six directors to serve for a one year term and

     2.To transact any other such business as may properly come before the Meeting or any adjournments thereof.

Proxy designations and instructions are being solicited by the Board of Directors. For the reasons stated herein, your Board of Directors unanimously recommends that you vote FOR these proposals. A Proxy
Statement, Proxy Card and a copy of the Annual Report on Form 10-K is being provided to each shareholder.

The Board of Directors has fixed the close of business on September 9, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof.


By Order of the Board of Directors,


/s/ Mark W. Winn

Mark W. Winn
Secretary

October 7, 1996


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN ORDER TO ENSURE REPRESENT-ATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Research Medcial, Inc. (the "Company") of proxy designations and instructions ("Proxy" or "Proxies") for voting at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on November 11, 1996, at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, dated October 7, 1996, and at any adjournments thereof. It is anticipated that this Proxy Statement will be mailed on or about October 7, 1996. Proxies may be designated and voting directed on the enclosed Proxy Card.

All duly executed Proxies completed pursuant to this solicitation and received prior to the Meeting or any adjournments thereof will be voted in accordance with their terms. Any proxy may be revoked in writing by the person giving it by sending or delivering a revocation in written form to the Secretary of the Company at any time before the proxy's exercise, or by the shareholder's vote in person at the Meeting. In order that a sufficient number of shares may be represented and voted on the matters to come before the Meeting, you are urged to execute and return your proxy card promptly.

The cost of the Board's soliciting Proxies will be borne by the Company. In addition to solicitations by mail, directors, officers or regular employees of the Company may solicit Proxies on behalf of the Board in person, by telephone, telegraph or telefax. The Company will reimburse brokers, custodians, nominees, and fiduciaries for their expenses in forwarding proxy material to the beneficial owners.

VOTING MATTERS / SIGNIFICANT SHAREHOLDERS

Shareholders of record at the close of business on September 9, 1996 (the Record Date) will be entitled to vote at the Meeting and any adjournments thereof. As of the record date there were approximately 1,200 shareholders of record and approximately 84% of the outstanding shares were held by nominees who hold shares for many additional shareholders. Shareholders are entitled to one vote per share of Common Stock, $.50 par value, of the Company ("Common Stock") held on the Record Date. As of the Record Date, the Company had outstanding 9,627,725 shares of Common Stock entitled to vote. The Company knows of no person or group that was the beneficial owner of more than 5% of the Company's Common Stock as of the Record Date, except for Gary L. Crocker, 6864 South 300 West, Midvale, Utah who is a beneficial owner of 5.16% of the outstanding shares as of that date.

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

It is proposed to elect six persons to the Board of Directors of the Company to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All current Directors have been nominated for re-election. Management recommends a vote FOR all of the nominees for Director. Management has no reason to believe that any of these nominees will be unwilling or will be unable to serve. However, in the event that any of the nominees should not be willing or will be unable to serve as a Director, it is intended that management-held proxies will be voted for the election of such other person as shall be nominated by the Board of Directors.

The Board of Directors has established three committees. The Executive Committee acts through delegated authority from the Board of Directors on routine matters not deemed to require consideration by the full Board. It also considers certain matters and makes recommendations to the full Board including the nomination of prospective Directors. The Compensation Committee has been established to consider salary and benefit matters for the executive officers and key personnel of the Company. The Compensation Committee also administers the Company's stock option plans. The Audit Committee assists the Board in areas of financial reporting matters, internal controls and compliance with financial polices of the Company, meeting with its auditors when appropriate.

The Board of Directors met four times during the past fiscal year. The Executive Committee met five times, the Audit Committee met twice and the Compensation Committee met once during the year. All the Directors attended more than 75% of the meetings of the Board of Directors and the Committees on which they serve. Directors who are not also officers of the Company are paid $1,000 for attendance at each Board meeting. Each member of the Executive, Audit and Compensation Committee who is not also an officer receives $250 for attendance at each committee meeting.

NOMINEES FOR DIRECTOR AND SHARE OWNERSHIP

The following table and footnotes show information about the nominees for election as Directors of the Company along with information as to the securities of the Company beneficially owned by each nominee and by all nominees and officers of the Company as a group as of the Record Date. The information is furnished by the respective nominees and officers. No nominee or officer beneficially owned more than 1% of the Common Stock outstanding on the Record Date, except as follows: Mr. Crocker - 5.16%, Mr. Haynie - 1.06%, and all nominees, directors and officers as a group 9.44%. Where a nominee or officer has a right to acquire shares of Common Stock within 60 days of the Record Date, through the exercise of stock options, these shares of Common Stock are treated as beneficially owned by the individual and the group.

                                                            Common Stock of
                                                            the Company
                                                            Beneficially
                                                            Owned Directly
                                                            or Indirectly
                                                            as of Record
                                                            Date

                                                                     No.
                                                     Direct        Shares        Right to
                                                        or
Name            Age        Principal Occupation       Since         Owned         Acquire

*Gary L.         45        Chairman of the
Crocker                    Board, President and        1983        265,554        231,000
                           Chief Executive
                           Officer of the
                           Company

*SLouis M.       69        Director and General
Haynie                     Counsel of the
                           Company; Former Vice        1968         49,213         52,500
                           President of the
                           Company (1968-1991)

 .Edward M.       54        Partner, William
Blair, Jr.                 Blair & Co. (an             1984         52,232         37,500
                           investment firm)
                           Trustee, Chicago
                           Dock and Canal Trust

*.S              70        Senior
Sterling                   Lecturer/Systems
D.                         Management, Naval
Sessions                   Postgraduate School;
                           Monterey,
                           California.                 1986          1,369         19,500
                           Professor of
                           Management Emeritus
                           and Dean of Business
                           School at Weber
                           State University;
                           Ogden, Utah (1975-
                           1990).  Director,
                           Daw Technologies,
                           Inc.

 .SCharles        68        Retired Executive
J.                         Vice President and
Aschauer,                  Director of Abbott                       23,500          4,098
Jr.                        Laboratories, Boston        1989
                           Scientific
                           Corporation and
                           Quadra Logic
                           Technologies, Inc.

SWilliam         60        Professor of
A. Gay,                    Surgery, Washington
Jr.                        University School of
                           Medicine, Barnes
                           Hospital; St Louis,
                           Mo.  Chairman of
                           Cardiothoracic              1991         11,482         19,125
                           Surgery, Montefiore
                           Hospital; Bronx, NY
                           (1992-1995).
                           Professor and
                           Chairman, Department
                           of Surgery,
                           University of Utah
                           School of Medicine
                           (1984-1992)

All
Directors                                                          436,496        472,663
and
Officers
as a Group
(11
persons)


* Member of Executive Committee
 . Member of Audit Committee
S Member of Compensation Committee

EXECUTIVE OFFICERS


Name                     Present Office and Experience
               Age


Gary L.         45       Chairman of the Board, President and
Crocker                  Chief Executive Officer since 1983.

Mark W.         46       Senior Vice President and Chief
Winn                     Financial Officer since 1991.  Vice
                         President and Chief Financial Officer
                         at Gory Associated Industries (A
                         division of Elcor Corporation) 1985-
                         1991.

Michael         61       Senior Vice President of Operations.
N. Kelly                 Vice President 1983-1995.

Clyde H.        46       Senior Vice President.  Vice
Baker                    President from 1987-1994.

James C.        46       Vice President of Technical and
McRea                    Scientific Affairs since 1989.

J. Steven       30       Treasurer and Corporate Controller
Johnson                  since 1995.   Manager with KPMG Peat
                         Marwick (1994-1995).


A three year contract exists with Mr. Crocker to serve as President and Chief Executive Officer of the Company. The Board agreed to sponsor Mr. Crocker for election to the Board, to vote their shares of Common Stock for his election and to sustain him as a member of the Executive Committee of the Board.

There are no other arrangements or understandings between any of the executive officers and any other person pursuant to which he was selected as an officer. Each of the executive officers was elected to serve as such for a term ending at the meeting of the Board held in conjunction with the Annual Meeting of Shareholders or until their successor has been elected.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for the Chief Executive Officer and the Company's other most highly compensated executive officers during the fiscal year ended June 30, 1996 who were serving as executive officers on June 30, 1996 with compensation greater than $100,000.


SUMMARY COMPENSATION TABLE


                                                               LONG-
                                                               TERM
                                 ANNUAL COMPENSATION           COMPENS
                                                               ATION
                                                               AWARDS

NAME AND                                                                       ALL OTHER
PRINCIPAL             YEAR        SALARY          BONUS        OPTIONS        COMPENSATION
  POSITION                           1                            (#)              2

Gary L. Crocker,      1996        $231,636        $95,398        30,000              $4,633
  President and
  CEO
                      1995         216,796         50,543        30,000               5,078


                      1994         202,727         57,013        30,000               3,890

Clyde H. Baker,       1996         147,210              0         9,000               2,715
  Sr. Vice
  President
                      1995         142,755          1,546         9,000               2,880
                      1994         105,591          4,539         9,405               2,291

Mark W. Winn,         1996          93,000         22,284         9,000               2,306
  Sr. Vice
  President
                      1995          89,582          9,807         9,000               1,997
                      1994          72,442         13,490         9,405               1,762
Michael N.            1996          94,500         16,999         8,550               2,230
  Kelly, Sr.
  Vice
  President
                                    83,624         11,114         7,650               1,215
                                    75,239          9,335         7,920               1,757

James C. McRea,       1996          90,000         16,650         8,100               1,833
  Vice
  President
                      1995          90,000         19,047         8,100               2,144
                      1994          65,981         10,439         7,920               1,522



1  Mr. Baker's salary includes his sales commission overrides.
2   Represents the Company's contribution to the 401(k) plan on behalf of the named executive.

OPTION GRANTS IN LAST FISCAL YEAR
The following table lists information concerning the nonqualified stock options that were granted to the named executives during fiscal 1996 under the Company's Long-Term Equity Based Incentive Plan and/or the 1994 Supplemental Equity Based Incentive Plan. No stock appreciation rights
(SARs) were granted during fiscal 1996.



                                 % OF                                           POTENTIAL REALIZABLE VALUE
                                TOTAL                                           AT ASSUMED ANNUAL RATES OF
               OPTIONS         OPTIONS        EXERCISE                          STOCK PRICE APPRECIATION
               GRANTED         GRANTED          PRICE         EXPIRATION        FOR 10 YEAR OPTION TERM AT
NAME             (#)              TO             PER             DATE               5%             10%
                              EMPLOYEES         SHARE
                                  IN
                                FISCAL
                                 YEAR

Gary L.         30,000         22.8%          $19.250            1/26/06         $503,700        $1,144,200
Crocker

Clyde H.         9,000          6.8%          $19.250            1/26/06          151,110           343,260
Baker

Mark W.          9,000          6.8%          $19.250            1/26/06          151,110           343,260
Winn

Michael          8,550          6.5%          $19.250            1/26/06          143,555           326,097
N. Kelly

James C.         8,100          6.2%          $19.250            1/26/06          135,999           308,934
McRea



The assumed annual rates of appreciation of 5% and 10% would result in stock prices of $36.04 and $57.39, respectively. Over the past 5 years the market price of the Company's stock has grown at a compounded average annual rate of 8.08%.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES
The following table lists information concerning nonqualified stock options that were exercised by the named executives shown below during fiscal 1996, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of June 30, 1996, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the year-end market price of the shares subject to such option on June 30, 1996.



                                                                                          VALUE OF UNEXERCISED
                 SHARES                              NUMBER OF UNEXERCISED                IN-THE-MONEY OPTIONS
                ACQUIRED         VALUE              OPTIONS AT YEAR-END (#)                AT YEAR-END ($) 1
NAME               ON           REALIZED        EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
                EXERCISE

Gary L.           21,000         $459,820           231,000                   0       $2,718,562                $0
Crocker

Clyde H.          29,000          619,615            38,125                   0          360,689                 0
Baker

Mark W.           19,405          326,869            18,000                   0           93,375                 0
Winn

Michael           39,150          522,255             8,550                   0           24,581                 0
N. Kelly

James C.           9,000          192,415            41,265                   0          420,761                 0
McRea



1Calculated on the basis of the last reported sale price per share for the Company's Common Stock on the Nasdaq National Market System of $22.125 on
 June 28, 1996.


REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee (Committee) is a group of outside directors responsible for evaluating executive compensation and making recommendations to the Board of Directors related to such compensation.
The Committee has the primary responsibility for establishing the compensation package for Mr. Gary L. Crocker, Chief Executive Officer of the Company. Mr. Crocker establishes the compensation packages for the other executive officers, subject to the Committee's review and the Board's approval.

The Company's executive compensation policies and programs seek to achieve two fundamental goals: (1) to increase the Company's performance and shareholder value by linking a portion of executive officer compensation to the Company's financial performance, and (2) to reward superior executive performance with pay incentives adequate to retain them in the future in the face of considerable competition for executive talent within the biomedical industry.

Compensation for each of the Company's executive officers consists of a base salary, an annual bonus and long-term incentive compensation in the form of stock option grants. Mr. Crocker's base salary and annual stock option award are established in his current employment agreement. The criteria for payment of an incentive bonus is also specified in his employment agreement and is based on the achievement of certain health care earnings performance goals as compared to the Board approved budget and prior year health care results. The level of bonus varies based on the level of achievement of these goals. Mr. Clyde H. Baker, Senior Vice President, receives the majority of his annual bonus in the form of overrides on the incremental annual increase in medical product sales.
This override is redefined annually with Mr. Crocker. A portion of Mr. Baker's bonus is based on his achievement of personal incentive goals. All other executive officers can obtain a bonus of up to 25% of their base salaries. One half of these bonuses are based on achievement of specific company earnings objectives and the other half is based on their achievement of personal incentive goals.

Annual stock option awards under the Long-Term Equity Based Incentive Plan and the Supplemental Equity Based Incentive Plan for executive officers (excluding Mr. Crocker) are recommended to the Board by Mr. Crocker based on his assessment of individual performance in terms of personal goal performance, personal contribution and initiative and the individual's level of management responsibility. Mr. Crocker presents his listing of officers and awards to the Committee for approval.

Mr. Crocker has received the annual bonus and stock option awards provided for in his employment agreement based on the performance criteria established in that agreement.

No member of the Committee is a former or current officer or employee of the Company, except Mr. Haynie, who was an officer and employee prior to 1992.

Members of the Compensation Committee

Sterling D. Sessions, Chairman
Charles J. Aschauer, Jr.
William A. Gay, Jr.
Louis M. Haynie

PERFORMANCE GRAPH

The following chart compares the change in the cumulative total shareholder return on the Company's Common Stock of a peer group and Nasdaq Stock Market indices shown below. The comparisons assume $100 invested at the close of trading on June 30, 1991. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


               Company        Market         Peer
  Date          Index          Index        Index

  6/28/91       100.000        100.000     100.000
  7/31/91       106.667        105.875     109.102
  8/30/91       104.444        110.925     112.828
  9/30/91       104.444        111.474     114.943
 10/31/91       136.667        115.165     122.090
 11/29/91       131.111        111.331     119.968
 12/31/91       145.000        124.496     140.951
  1/31/92       111.667        131.959     138.759
  2/28/92       129.167        134.899     133.766
  3/28/92       111.667        128.655     123.816
  4/30/92        91.667        123.165     112.294
  5/29/92        90.000        124.753     110.930
  6/30/92        86.667        119.929     104.106
  7/31/92       103.333        123.933     108.264
  8/30/92        93.333        120.228     105.696
  9/30/92        95.000        124.467     104.207
 10/30/92       106.667        129.113     108.520
 11/30/92       121.667        139.230     116.473
 12/31/92       118.333        144.459     120.871
  1/29/93       106.667        148.759     115.442
  2/26/93        85.000        143.420     100.749
  3/31/93        78.333        147.746     100.408
  4/30/93        91.667        141.832      95.740
  5/28/93        83.333        150.360     100.915
  6/30/93        87.500        151.326     102.283
  7/30/93        83.333        151.591     102.160
  8/31/93        75.000        159.480     100.554
  9/30/93        58.333        163.952     101.421
 10/29/93        56.667        167.738     103.917
 11/30/93        65.000        162.445     101.247
 12/31/93        71.667        167.225     102.983
  1/31/94        75.000        172.555     111.875
  2/28/94        75.883        170.685     109.267
  3/31/94        61.667        160.221      98.888
  4/29/94        58.333        158.129      97.333
  5/31/94        59.167        158.317      97.258
  6/30/94        53.333        152.079      93.734
  7/29/94        55.833        155.682      96.052
  8/31/94        73.333        165.147     104.779
  9/30/94        73.333        164.917     106.834
 10/31/94        83.333        167.788     108.192
 11/30/94        89.167        161.907     108.373
 12/30/94        91.667        162.191     110.107
  1/31/95        97.500        162.748     113.943
  2/28/95       108.333        171.069     118.182
  3/31/95       116.667        176.425     124.083
  4/28/95       117.500        182.157     125.874
  5/31/95       118.333        186.608     127.126
  6/30/95       153.333        201.673     138.413
  7/31/95       158.333        216.076     150.991
  8/31/95       177.500        220.286     154.254
  9/29/95       194.167        225.684     161.568
 10/31/95       183.333        223.943     156.375
 11/30/95       183.333        229.105     160.640
 12/29/95       180.000        227.764     160.840
  1/31/96       135.833        229.241     167.186
  2/29/96       159.167        238.289     166.426
  3/29/96       153.333        238.782     164.891
  4/30/96       167.500        258.222     178.985
  5/31/96       169.167        270.013     195.591
  6/28/96       147.500        257.280     171.727

INDEPENDENT AUDITORS

The accounting firm of KPMG Peat Marwick LLP, Salt Lake City, Utah, conducted the audit of the Company's financial statements for the year ended June 30, 1996. The Board of Directors plans to appoint the firm of KPMG Peat Marwick LLP to perform the same services for the year ending June 30, 1997. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will be available to respond to appropriate questions and will be afforded the opportunity to make a statement if they wish to do so.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
Any shareholders' proposals need to be received by July 31, 1997, in order to be reviewed for inclusion in the Proxy Statement for the 1997 Annual Meeting.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed.

Based solely on its review of the copies of such reports received or representations from Reporting Persons that no Forms 5 were required, the Company believes that during fiscal 1996 all Reporting Persons complied with all applicable filing requirements.

OTHER MATTERS

Management does not know of any other business to be presented at the meeting. Should any matter come before the meeting, however, the persons named in the proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

The Company's Annual Report on Form 10-K is being provided to each shareholder along with this Proxy Statement and the enclosed Proxy Card. Any Shareholder not receiving a copy of the 1996 Annual Report on Form 10-K should contact Mark W. Winn at (801) 562-0200.


By order of the Board of Directors,

/s/ Mark W. Winn

Mark W. Winn